Exhibit 10.25.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2008 and amends and restates the Employment Agreement (the “Original Employment Agreement”), originally made and entered into June 26, 2007, effective as of July 9, 2007 (the “Effective Date”), by and between Sprint Nextel Corporation, a Kansas corporation (the “Company”) on behalf of itself and any of its subsidiaries, affiliates and related entities, and Keith O. Cowan (the “Executive”) (the Company and the Executive, collectively, the “Parties,” and each, a “Party”). Certain capitalized terms are defined in Section 29.

WITNESSETH:

WHEREAS, the Executive serves as President-Strategic Planning and Corporate Initiatives and as Acting President of the CDMA Business Unit; and

WHEREAS, the Executive and the Company desire to amend and restate this Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby amend and restate the Original Employment Agreement as follows:

1. Employment.

(a) The Company will continue to employ the Executive and the Executive will continue to be employed by the Company upon the terms and conditions set forth herein.

(b) The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Conduct, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Term. Subject to termination under Section 9, the Executive’s employment shall be for an initial term of 36 months commencing on the Effective Date and shall continue through the third anniversary of the Effective Date (the “Initial Employment Term”). At the end of the Initial Employment Term and on each succeeding anniversary of the Effective Date, the Employment Term will be automatically extended by an additional 12 months (each, a “Renewal Term”), unless, not less than 12 months prior to the end of the Initial Employment Term or any Renewal Term, either the Executive or the Company has given the other written notice (in accordance with Section 20) of nonrenewal. The Executive shall provide the Company with written notice of his intent to terminate employment with the Company at least 30 days prior to the effective date of such termination.

3. Position and Duties of the Executive.

(a) The Executive serves as President-Strategic Planning and Corporate Initiatives and as Acting President of the CDMA Business Unit, and agrees to serve as an officer of any enterprise and/or agrees to be an employee of any Subsidiary as may be requested from time to time by the Board of Directors of the Company (the “Board”), any committee or person delegated by the Board or the Chief Executive Officer of the Company (the “Chief Executive Officer”). In such capacity, the Executive shall report directly to the Chief Executive Officer of the Company or the Chairman of the Board. The Executive shall have such duties, responsibility and authority commensurate with the Executive’s title and position, and such additional duties and responsibilities, as may be assigned to the Executive from time to time by the Chief Executive Officer, the Board or such other officer of the Company as may be designated by the Chief Executive Officer or the Board.

(b) During the Employment Term, the Executive shall, except as may from time to time be otherwise agreed to in writing by the Company, during reasonable vacations (as set forth in Section 7 hereof) and authorized leave and except as may from time to time otherwise be permitted pursuant to Section 3(c), devote his best efforts, full attention and energies during his normal working time to the business of the Company, any duties as may be delineated in the Company’s Bylaws for the Executive’s position and title and such other related duties and responsibilities as may from time to time be reasonably prescribed by the Board, any committee or person designated by the Board, or the Chief Executive Officer, in each case, within the framework of the Company’s policies and objectives.

(c) During the Employment Term, and provided that such activities do not contravene the provisions of Section 3(a) or Sections 10,11, 12 or 13 hereof and, provided further, the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs and, subject to the prior approval of the Chief Executive Officer serve as a member of the governing board of any such organization or any private or public for-profit company. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary of $725,000, (the “Base Salary”), which Base Salary shall be payable at the times and in the manner consistent with the Company’s general policies regarding compensation of the Company’s senior executives. The Base Salary will be reviewed periodically by the Compensation Committee and may be increased (but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives) from time to time in the sole discretion of the Compensation Committee.

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(b) Incentive Compensation.

(i) The Executive will continue to be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives, including, but not limited to, the STIP, and the LTSIP. Incentive compensation shall be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements.

(ii) Annual Performance Bonus. During the Employment Term, the Executive shall continue to be entitled to participate in the STIP, with such opportunities as may be determined by the Compensation Committee in its sole discretion (“Target Bonuses”), and as may be increased (but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives) from time to time, and the Executive shall be entitled to receive full payment of any award under the STIP, determined pursuant to the STIP (a “Bonus Award”).

(A) 2007 STIP. The Executive’s Target Bonus for 2007 was $906,250.

(iii) Long-Term Performance Bonus. During the Employment Term, the Executive shall continue to be entitled to participate in the LTSIP with such opportunities, if any, as may be determined by the Compensation Committee (“LTSIP Target Award Opportunities”).

(iv) Incentive bonuses, if earned, shall be paid when incentive compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements.

(v) Pursuant to the Company’s applicable incentive or bonus plans as in effect from time to time, the Executive’s incentive compensation during the term of this Agreement may be determined according to criteria intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Equity Compensation. The Executive shall continue to be eligible to participate in such equity incentive compensation plans and programs as the Company generally provides to its senior executives, including, but not limited to, the LTSIP. During the Employment Term, the Compensation Committee may, in its sole discretion, grant equity awards to the Executive, which would be subject to the terms of the respective award agreements evidencing such grants and the applicable plan or program.

(i) 2007 LTSIP. The Compensation Committee authorized the grant of a pro-rated award to the Executive, as of the Effective Date, of an option right to purchase 157,828 shares of the Company’s Series 1 common stock $2.00 par value (the “Common Stock”) at an option price equal to the closing price of the

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Common Stock on the Effective Date and 56,844 performance-based restricted stock units. These awards will be governed by the terms of the Evidence of Award attached as Exhibit A to this Agreement.

(ii) Sign-on Equity. The Compensation Committee authorized the grant to the Executive, as of the Effective Date, of an option right to purchase 315,657 shares of Common Stock at an option price equal to the closing price of the Common Stock on the Effective Date and 113,688 restricted stock units. These awards will be governed by the terms of the Evidence of Award attached as Exhibit B to this Agreement.

(iii) 2008 LTSIP. The Executive participated in the 2008 LTSIP at a target award of $5 million.

5. Benefits.

(a) During the Employment Term, the Company shall make available to the Executive, subject to the terms and conditions of the applicable plans, participation for the Executive and his eligible dependents in: (i) Company-sponsored group health, major medical, dental, vision, pension and profit sharing, 401(k) and employee welfare benefit plans, programs and arrangements (the “Employee Plans”) and such other usual and customary benefits in which senior executives of the Company participate from time to time, and (ii) such fringe benefits and perquisites as may be made available to senior executives of the Company as a group.

(b) The Executive acknowledges that the Company may change its benefit programs from time to time, which may result in certain benefit programs being amended or terminated for its senior executives generally.

(c) If, by reason of entering into this Agreement and becoming an employee of the Company, the Executive forfeits any compensation from his former employer, AT&T Inc., or any of its present or former subsidiaries (collectively “AT&T Inc.”) that was previously vested but not yet paid, or he is required to repay compensation from AT&T Inc., the Company will pay the Executive promptly following his providing the Company with satisfactory documentation thereof, an amount in cash equal to the sum of any such amounts.

(d) If the Executive elects to continue coverage under his former employer’s group health plan pursuant to the provisions of Section 4980B of the Code for the period before he becomes eligible to participate in the Company’s group health plans, the Company will reimburse the Executive for any premiums paid by the Executive for such continuation coverage.

6. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company’s Enterprise Financial Services—Employee Travel and Expense Policy, as may be amended from time to time, or any successor policy, plan, program or arrangement thereto and any other of its expense policies applicable to senior executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

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7. Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive shall be entitled to participate in the Company’s vacation policy in accordance with the Company’s policy generally applicable to senior executives. The duration of such vacations and the time or times when they shall be taken will be determined by the Executive in consultation with the Company.

8. Place of Performance. In connection with his employment by the Company, the Executive was based at the principal executive offices of the Company in Fairfax County, Virginia for the first 15 months following the Effective Date. Thereafter, at the request of the Company, the Executive shall be based at the principal executive offices of the Company in the vicinity of Overland Park, Kansas (the “Place of Performance”), except for travel reasonably required for Company business or for work performed at an appropriate alternative location. The Executive has established a secondary residence in the area surrounding the Executive’s Place of Performance, in accordance with the Company’s relocation policy. If the Company relocates the Executive’s place of work more than 50 miles from his place of work prior to such relocation, the Executive shall relocate the secondary residence within (a) 50 miles of such relocated executive offices or (b) such total miles that does not exceed the total number of miles the Executive commuted to his place of work prior to relocation of the Executive’s place of work. In establishing a secondary residency as provided in this Section 8, the Executive was eligible to participate in the Company’s Executive — New Employee Relocation Program.

9. Termination.

(a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason. If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns without Good Reason, the Executive shall not be eligible to receive Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation except for the right to receive accrued but unpaid cash compensation and vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(b) Termination by the Company Without Cause or Resignation by the Executive for Good Reason outside of the CIC Severance Protection Period. If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause or the Executive terminates for Good Reason prior to or following expiration of the CIC Severance Protection Period and such termination constitutes a Separation from Service or the Executive is entitled to severance compensation and benefits under this Section 9(b) pursuant to the provisions of Section 9(c), the Executive shall be entitled to receive from the Company: (1) the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment, payable in accordance with the Company’s normal payroll practices, and (2) conditioned upon the Executive executing a Release within the Release Consideration Period and delivering it to the Company, with the Release Revocation Period expired without revocation of the Release, and in full satisfaction of the Executive’s rights and any benefits the Executive might be entitled to under the Separation Plan and this Agreement, unless otherwise specified herein:

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(i) periodic payments equal to his Base Salary in effect prior to the termination of his employment, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive on the date of this Agreement for the Payment Period, except that (A) if the Release Consideration and Revocation Period ends on or after December 15th of the calendar year of the Executive’s Separation from Service, such installments that are otherwise payable in the calendar year of the Executive’s Separation from Service shall be paid in a lump sum on the first business day of the following calendar year or (B) if the Executive is a Specified Employee, with respect to any amount payable by reason of the Separation from Service that constitutes deferred compensation within the meaning of Section 409A of the Code, such installments shall not commence until after the end of the six continuous month period following the date of the Executive’s Separation from Service, in which case, the Executive shall be paid a lump sum cash payment equal to the aggregate amount of missed installments during such period on the first day of the seventh month following the date of the Executive’s Separation from Service;

(ii) (A) receive a pro rata payment of the Bonus Award for the portion of the Company’s current fiscal year prior to the date of termination of his employment; (B) receive a pro rata payment of the Capped Bonus Award for the portion of the Company’s current fiscal year following the date of termination of his employment; (C) receive for the next fiscal year following the fiscal year during which termination of his employment occurs, the Capped Bonus Award; and (D) receive payment of a pro rata portion of the Capped Bonus Award for the second year following the fiscal year during which the Executive’s employment terminates (for purposes of this Section 9(b)(ii), any pro rata payment shall be determined based on the methodology for determining pro rated awards under the STIP, each such payment shall be payable in accordance with the provisions of the STIP in the calendar year in which the Bonus Award or each Capped Bonus Award, as applicable, is determined, and in all events, not later than December 31st of the year in which each such award is determined); provided, however, that to the extent the Executive’s employment is terminated for Good Reason due to a reduction of the Executive’s Target Bonus, in accordance with Section 29(x)(ii), the Executive’s Target Bonus for the purposes of this Section 9(b)(ii) shall be the Executive’s Target Bonus immediately prior to such reduction;

(iii) continue participation at then-existing participation and coverage levels for the Payment Period in the Company’s medical, dental, vision and employee life insurance plans comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements, except that (A) following such period, the Executive shall retain any rights to continue coverage under the Company’s medical, dental, vision and employee life insurance plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; and (B) the Executive shall no longer be eligible to

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receive the benefits otherwise receivable pursuant to this Section 9(b)(iii) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer; and

(iv) receive outplacement services by a firm selected by the Company at its expense in an amount not to exceed $35,000; provided, however, that all such outplacement services must be completed, and all payments by the Company must be made, by December 31st of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs.

Notwithstanding anything in this Section 9(b) to the contrary, to the extent the Executive has not executed the Release within the Release Consideration Period and delivered it to the Company, or has revoked the executed Release within the Release Revocation Period, as determined at the end of such Release Revocation Period, the Executive will forfeit any right to receive the payments and benefits specified in this Section 9(b) (other than any accrued but unpaid payments and benefits through the date of termination of employment).

(c) Termination by the Company Without Cause or Resignation by the Executive for Good Reason During the CIC Severance Protection Period. Subject to (i)-(iv) below, if the Executive’s employment is terminated by the Company without Cause, or the Executive terminates employment for Good Reason, before the Employment Term expires and during the CIC Severance Protection Period, and the termination constitutes a Separation from Service, subject to the terms of the CIC Severance Plan, the Executive will become entitled to severance compensation and benefits under the CIC Severance Plan as of (x) the date the Separation from Service occurs, or (y) in the event of a Pre-CIC Termination, the date the Change in Control occurs, as of which date all rights to severance benefits under this Agreement will cease.

(i) The CIC Severance Plan will not apply and the Executive will be entitled to severance compensation and benefits under Section 9(b) of this Agreement if (x) as of his Separation from Service, the Executive is not a Participant in, or (y) the Executive is otherwise not entitled to severance compensation and benefits under, the CIC Severance Plan.

(ii) If the Executive is entitled to severance benefits under the CIC Severance Plan as a result of a Pre-CIC Termination, any benefits payable before the Change in Control will be paid under this Agreement and any additional benefits payable after the Change in Control will be paid under the CIC Severance Plan.

(iii) In no event may there be duplication of benefits under this Agreement and the CIC Severance Plan.

(iv) The terms “Change in Control” and “Pre-CIC Termination” are defined in the CIC Severance Plan.

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(d) Termination by Death. If the Executive dies during the Employment Term, the Executive’s employment will terminate and the Executive’s beneficiary or if none, the Executive’s estate, shall be entitled to receive from the Company, the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(e) Termination by Disability. If the Executive becomes Disabled prior to the expiration of the Employment Term, the Executive’s employment will terminate, and provided that such termination constitutes a Separation from Service, the Executive shall be entitled to:

(i) receive periodic payments equal to his Base Salary in effect prior to the termination of his employment, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive on the date of this Agreement for 12 months (reduced by any amounts paid under a long-term disability plan (“LTD Plan”) now or hereafter sponsored by the Company (calculated on a monthly basis)) commencing on the Separation from Service date; provided, however, that in the event that the Executive is a Specified Employee, with respect to any amount payable by reason of the Separation from Service that constitutes deferred compensation within the meaning of Section 409A of the Code, such installments shall commence the earlier to occur of (A) the first business day of the seventh month following the date of the Executive’s Separation from Service or (B) death, except that on such date, the Executive shall be paid a lump-sum cash payment equal to the aggregate amount of any such payments that constitutes deferred compensation within the meaning of Section 409A of the Code that the Executive would have been entitled to receive during the six-month period following the Executive’s Separation from Service; and

(ii) continue participation at then-existing participation and coverage levels for 12 months (measured from the Executive’s Separation from Service) in the Company’s medical, dental, vision and employee life insurance plans, comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements.

(f) No Mitigation Obligation. No amounts paid under Section 9 will be reduced by any earnings that the Executive may receive from any other source. The Executive’s coverage under the Company’s medical, dental, vision and employee life insurance plans will terminate as of the date that the Executive is eligible for comparable benefits from a new employer. The Executive shall notify the Company within 30 days after becoming eligible for coverage of any such benefits.

(g) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder shall be forfeited to the extent of any amounts payable after any breach of Section 10, 11, 12, 13 or 15 by the Executive.

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10. Confidential Information; Statements to Third Parties.

(a) During the Employment Term and on a permanent basis upon and following termination of the Executive’s employment, the Executive acknowledges that:

(i) all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) or not and whether compiled or created by the Company, any of its Subsidiaries or any affiliates of the Company or its Subsidiaries (collectively, the “Company Group”), which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, of a proprietary, private, secret or confidential (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) nature concerning the Company Group’s business, business relationships or financial affairs (collectively, “Proprietary Information”) shall be the exclusive property of the Company Group;

(ii) the Proprietary Information of the Company Group gained by the Executive during the Executive’s association with the Company Group was or will be developed by and/or for the Company Group through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company Group;

(iii) reasonable efforts have been put forth by the Company Group to maintain the secrecy of its Proprietary Information;

(iv) such Proprietary Information is and will remain the sole property of the Company Group; and

(v) any retention or use by the Executive of Proprietary Information after the termination of the Executive’s services for the Company Group will constitute a misappropriation of the Company Group’s Proprietary Information.

(b) The Executive further acknowledges and agrees that he will take all affirmative steps reasonably necessary or required by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company.

(c) The Executive further agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing or constituting Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, regardless of medium, shall be and are the exclusive property of the Company to be used by him only in the performance of his duties for the Company. All such materials or copies

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thereof and all tangible things and other property of the Company Group in the Executive’s custody or possession shall be delivered to the Company (to the extent the Executive has not already returned) in good condition, on or before five business days subsequent to the earlier of: (i) a request by the Company or (ii) the Executive’s termination of employment for any reason or Cause, including for nonrenewal of this Agreement, Disability, termination by the Company or termination by the Executive. After such delivery, the Executive shall not retain any such materials or portions or copies thereof or any such tangible things and other property and shall execute any statements or affirmations of compliance under oath that the Company may require.

(d) The Executive further agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 10(a), 10(b) and 10(c) above, and his obligation to return materials and tangible property, set forth in Section 10(c) above, also extends to such types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group, or other third parties who may have disclosed or entrusted the same to the Company Group or to the Executive.

(e) The Executive further acknowledges and agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Proprietary Information of the Company Group without limitation as to when or how the Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval of the Board, either during or after his employment with the Company.

(f) Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Company Group has become, through no fault of the Executive, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any of the Company Group’s Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required, and the Executive will exercise all legal efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information.

(g) The Executive’s obligations under this Section 10 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company’s policies, general legal or equitable principles or statutes.

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(h) During the Employment Term and following his termination of employment:

(i) the Executive shall not, directly or indirectly, make or cause to be made any statements, including but not limited to, comments in books or printed media, to any third parties criticizing or disparaging the Company Group or commenting on the character or business reputation of the Company Group. Without the prior written consent of the Board, unless otherwise required by law, the Executive shall not (A) publicly comment in a manner adverse to the Company Group concerning the status, plans or prospects of the business of the Company Group or (B) publicly comment in a manner adverse to the Company Group concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company Group;

(ii) the Company shall comply with its policies regarding public statements with respect to the Executive and any such statements shall be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and

(iii) nothing herein precludes honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities.

(i) The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 10 would cause irreparable harm to the Company Group, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 9(g), and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

11. Non-Competition. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period:

(a) The Executive covenants and agrees that the Executive will not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. The Executive’s ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be a breach of this paragraph.

(b) A “Competitor” is any entity doing business directly or indirectly (e.g., as an owner, investor, provider of capital or otherwise) in the United States including any territory of the United States (the “Territory”) that provides products and/or services that are the same or similar to the products and/or services that are currently being provided at the time of Executive’s termination or that were provided by the Company Group during the two-year period prior to the Executive’s separation from service with the Company Group.

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(c) The Executive acknowledges and agrees that due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time. The Executive further acknowledges and agrees that the Company Group markets its products and services on a nationwide basis, encompassing the Territory and that the restrictions imposed by this covenant, including the geographic scope, are reasonably necessary to protect the Company Group’s legitimate interests.

(d) The Executive covenants and agrees that should a court at any time determine that any restriction or limitation in this Section 11 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

12. Non-Solicitation. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Executive hereby covenants and agrees that he shall not, directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:

(a) hire or employ or assist in hiring or employing any person who was at any time during the last 18 months of Executive’s employment an employee, representative or agent of any member of the Company Group or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;

(b) induce any person who is an employee, officer or agent of the Company Group, or any of its affiliated, related or subsidiary entities to terminate such relationship;

(c) solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180 day period prior to termination of the Executive’s employment for purposes of business which is competitive to the Company Group within the Territory; or

(d) solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner.

(e) For purposes of this Section 12, the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group, and (iv) initiating communications with any person or entity relating to a possible Change in Control.

13. Developments.

(a) The Executive acknowledges and agrees that he will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments,

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software, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business and are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b) The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right. This Section 13(b) shall not apply to Developments that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company’s business, or actual or demonstrably anticipated research or development. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any Territory which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 13(b) shall be interpreted not to apply to any invention which a court rules or the Company agrees falls within such classes.

(c) The Executive further agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. The Executive shall not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation. The Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development.

(d) The Executive further acknowledges and agrees that if the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Executive’s agent and attorney-in-fact, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

14. Remedies. The Executive and the Company agree that the covenants contained in Sections 10, 11, 12 and 13 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the

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remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 10, 11, 12 and 13 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof to a court of competent jurisdiction of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 14 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that the Executive breaches any of the provisions of Sections 10, 11, 12 or 13 or engages in any activity that would constitute a breach save for the Executive’s action being in a state where any of the provisions of Sections 10, 11, 12, 13 or this Section 14 is not enforceable as a matter of law, then the Company’s obligation to pay any remaining severance compensation and benefits that has not already been paid to Executive pursuant to Section 9 shall be terminated.

15. Continued Availability and Cooperation.

(a) Following termination of the Executive’s employment, the Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. Cooperation will include, but is not limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b) The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment.

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16. Dispute Resolution.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, either Party shall refer the dispute to binding arbitration, which shall be the exclusive forum for resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by Kansas law. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties, and in the location where the Executive worked during the six months immediately prior to the request for arbitration if that location is in Kansas or Virginia, and if not, the location will be Kansas, unless the Parties agree otherwise.

(b) The Parties agree that each will bear their own costs and attorneys’ fees. The arbitrator shall not have authority to award attorneys’ fees or costs to any Party.

(c) The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

(d) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 10, 11, 12 and 13 of this Agreement will be subject to arbitration under this Section 16, but will instead be subject to determination in a court of competent jurisdiction in the state of the Place of Performance, which court shall apply Kansas law consistent with Section 21 of this Agreement, where either Party may seek injunctive or equitable relief.

17. Other Agreements. No agreements (other than the agreements evidencing any grants of equity awards and that certain Letter Agreement dated June 11, 2008 provided by the Company to the Executive after the Effective Date) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not referenced in the foregoing sentence or otherwise embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not so referenced or contained in this Agreement shall be valid or binding on either party.

18. Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

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19. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company, except that the Company may assign and transfer this Agreement and delegate its duties thereunder to a wholly owned Subsidiary.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a) and 19(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 19(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

20. Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

21. Governing Law and Choice of Forum.

(a) This Agreement will be construed and enforced according to the laws of the State of Kansas, without giving effect to the conflict of laws principles thereof.

(b) To the extent not otherwise provided for by Section 16 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in Overland Park, Johnson County, Kansas, as well as to the jurisdiction of all courts of which an

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appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Executive and the Company hereby expressly waive any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

22. Validity/Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

23. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 16, 18, 22 and 26 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment.

24. Representations and Acknowledgements.

(a) The Executive hereby represents that, other than agreements with his former employer AT&T Inc., he is not subject to any restriction of any nature whatsoever on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer, any covenant not to disclose or use any non-public information acquired during the course of any former employment or any covenant not to solicit any customer of any former employer.

(b) The Executive hereby represents that, except as he has disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(c) The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data the Executive acquired in confidence or in trust prior to his employment with the Company, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

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(d) The Company will indemnify the Executive (and the Executive’s successors) against all costs, charges, and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit, or proceeding commenced against the Executive by AT&T Inc., or any affiliate of AT&T Inc., by reason of the Executive’s entering into this Agreement or agreeing to become an employee of the Company.

(e) The Executive acknowledges that he will not be entitled to any consideration or reimbursement of legal fees in connection with execution of this Agreement.

(f) The Executive hereby represents and agrees that, during the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 10, 11, 12 and 13 of this Agreement and provide the offeror a copy thereof. The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the persons or entities described in this Section 24(f) and to make such persons aware of the Executive’s obligations under this Agreement.

25. Compliance with Code Section 409A. With respect to reimbursements or in-kind benefits provided under this Agreement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement or provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Agreement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A of the Code. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Section 409A of the Code, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A of the Code; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with the Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Agreement.

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26. Amendment; Waiver. Except as otherwise provided herein, this Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both Parties hereto. No waiver by either Party at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

28. Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

29. Defined Terms.

(a) “Agreement” has the meaning set forth in the preamble.

(b) “Base Salary” has the meaning set forth in Section 4(a).

(c) “Board” has the meaning set forth in Section 3(a).

(d) “Bonus Award” has the meaning set forth in Section 4(b)(ii).

(e) “Bylaws” means the Amended and Restated Sprint Nextel Corporation Bylaws, as may be amended from time to time.

(f) “Capped Bonus Award” shall mean the lesser of the annual Target Bonus or actual performance for such fiscal year in accordance with the then existing terms of the STIP, which shall not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout date has arrived.

(g) “Cause” shall mean:

(i) any act or omission constituting a material breach by the Executive of any provisions of this Agreement;

(ii) the willful failure by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not performed his duties, if, within 30 days of such demand, the Executive fails to cure any such failure capable of being cured;

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(iii) any intentional act or misconduct materially injurious to the Company or any Subsidiary, financial or otherwise, or including, but not limited to, misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(iv) the conviction (or plea of no contest) of the Executive for any felony or the indictment of the Executive for any felony including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(v) the commission of any intentional or knowing violation of any antifraud provision of the federal or state securities laws;

(vi) the Board reasonably believes in its good faith judgment that the Executive has committed any of the acts referred to in this Section 29(g)(vi);

(vii) there is a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses) which commission is materially inimical to the interests of the Company or any Subsidiary, whether for his personal benefit or in connection with his duties for the Company or any Subsidiary;

(viii) current alcohol or prescription drug abuse affecting work performance;

(ix) current illegal use of drugs; or

(x) violation of the Company’s Code of Conduct, with written notice of termination by the Company for Cause in each case provided under this Section 29(g).

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(h) “Change in Control” has the meaning set forth in the CIC Severance Plan.

(i) “Chief Executive Officer” has the meaning set forth in Section 3(a).

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(j) “CIC Severance Plan” means the Company’s Change in Control Severance Plan, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(k) “CIC Severance Protection Period” has the meaning set forth in the CIC Severance Plan.

(1) “Certificate of Incorporation” means the Amended and Restated Articles of Incorporation of Sprint Nextel Corporation, as may be amended from time to time.

(m) “Code” has the meaning set forth in Section 4(b)(v).

(n) “Company” has the meaning set forth in the preamble.

(o) “Company Group” has the meaning set forth in Section 10(a)(i).

(p) “Compensation Committee” means the Human Capital and Compensation Committee of the Board.

(q) “Competitor” has the meaning set forth in Section 11(b).

(r) “Developments” has the meaning set forth in Section 13(a).

(s) “Disability” or “Disabled” shall mean:

(i) the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six consecutive months as determined by the Board in its reasonable discretion, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; and, further,

(ii) the Executive becomes eligible to receive benefits under the LTD Plan;

provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. The costs of such qualified medical doctor shall be paid for by the Company.

(t) “Effective Date” has the meaning set forth in the preamble.

(u) “Employee Plans” has the meaning set forth in Section 5(a).

(v) “Employment Term” means the Initial Employment Term and any Renewal Term.

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(w) “Executive” has the meaning set forth in the preamble.

(x) “Good Reason” means the occurrence of any of the following without the Executive’s written consent, unless within 30 days of the Executive’s written notice of termination of employment for Good Reason, the Company cures any such occurrence:

(i) the Company’s material breach of this Agreement;

(ii) a reduction in the Executive’s Base Salary, as set forth in Section 4(a), or Target Bonus, as set forth in Section 4(b)(ii) (that is not in either case agreed to by the Executive), as compared to the corresponding circumstances in place on the Effective Date as may be increased pursuant to Section 4, except for across-the-board reductions generally applicable to all senior executives; or

(iii) relocation of the Executive’s Place of Performance more than 50 miles without the Executive’s consent; provided, however, that relocation of the Executive between the offices of the Company in the vicinity of Fairfax County, Virginia and the offices of the Company in the vicinity of Johnson County, Kansas shall not constitute Good Reason.

Any occurrence of Good Reason shall be deemed to be waived by the Executive unless the Executive provides the Company written notice of termination of employment for Good Reason within 60 days of the event giving rise to Good Reason.

(y) “Initial Employment Term” has the meaning set forth in Section 2.

(z) “JAMS” has the meaning set forth in Section 16.

(aa) “LTD Plan” has the meaning set forth in Section 9(e).

(bb) “LTSIP” means the Company’s 2007 Omnibus Incentive Plan, effective May 8, 2007, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(cc) “LTSIP Target Award Opportunities” has the meaning set forth in Section 4(b)(iii).

(dd) “Participant” has the meaning set forth in the CIC Severance Plan,

(ee) “Parties” has the meaning set forth in the preamble,

(ff) “Party” has the meaning set forth in the preamble.

(gg) “Payment Period” means the period of 24 continuous months, as measured from the Executive’s Separation from Service.

(hh) “Place of Performance” has the meaning set forth in Section 8.

(ii) “Proprietary Information” has the meaning set forth in Section 10(a)(i).

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(jj) “Release” means a release of claims in a form reasonably satisfactory to the Company in connection with the payment of benefits under this Agreement, the terms of which shall include a Release Consideration Period and a Release Revocation Period of no more and no less than the periods as would be required to constitute a valid release under the Older Workers Benefit Protection Act or other applicable law, with the proviso that if the Executive’s Separation from Service is (A) prior to October 1 of a year, the Release Consideration and Revocation Period shall end no later than December 14 of such year; or (B) on or after October 1 of a year, the Release Consideration and Revocation Period shall end on a date specified by the Company, which shall be no later than January 1 of the following year for a Separation from Service occurring in October, February 1 of the following year for a Separation from Service occurring in November and March 1 of the following calendar year for a Separation from Service occurring in December.

(kk) “Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

(ll) “Release Consideration Period” means the period of time pursuant to the terms of the Release afforded the Executive to consider whether to sign it.

(mm) “Release Revocation Period” means the period pursuant to the terms of an executed Release in which it may be revoked by the Executive.

(nn) “Renewal Term” has the meaning set forth in Section 2.

(oo) “Restricted Period” means the 24-month period following the Executive’s date of termination of employment with the Company for any reason or Cause, including for nonrenewal of this Agreement, Disability, termination by the Company or termination by the Executive.

(pp) “Separation from Service” means “separation from service” from the Company and its subsidiaries as described under Section 409A of the Code and the guidance and Treasury regulations issued thereunder. Separation from Service will occur on the date on which the Executive’s level of services to the Company decreases to 21 percent or less of the average level of services performed by the Executive over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Executive provided prior to such date or that the Company and the Executive reasonably anticipate the Executive may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether the Executive has had a Separation from Service, the term “Company” shall mean the Company and any affiliate with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In

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addition, where the use of such definition of “Company” for purposes of determining a Separation from Service is based upon legitimate business criteria, in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.

(qq) “Separation Plan” means the Company’s Separation Plan Amended and Restated Effective August 13, 2006, as may be amended from time to time or any successor plan, program, arrangement or agreement thereto.

(rr) “Specified Employee” shall mean an Executive who is a “specified employee” for purposes of Section 409A of the Code, as administratively determined by the Board in accordance with the guidance and Treasury regulations issued under Section 409A of the Code.

(ss) “STIP” means the Company’s short-term incentive plan under Section 8 of the Company’s 2007 Omnibus Incentive Plan, effective May 8, 2007, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(tt) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest. Notwithstanding the foregoing, for purposes of Section 3(a), “Subsidiary” shall mean any affiliate with which the Company would be considered a single employer as described in the definition of Separation from Service.

(uu) “Target Bonuses” has the meaning set forth in Section 4(b)(ii).

(vv) “Territory” has the meaning set forth in Section 11(b).

(xx) “AT&T Inc.” has the meaning set forth in Section 5(c).

Signature Page Follows

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

SPRINT NEXTEL CORPORATION

/s/ Sandra J. Price

/s/ Keith O. Cowan
Keith O. Cowan

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2007 Awards – Exhibit A

Evidence of Award

Keith Cowan

Throughout this Evidence of Award we sometimes refer to Sprint Nextel Corporation and its subsidiaries as “we” or “us.”

Option Right

1. Award of Option Right

The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Option Right to purchase from us 157,828 shares of Series 1 common stock, par value $2.00 per share of Sprint Nextel (the “Common Stock”) at an Option Price of $21.48 per share. The Option Right is governed by the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”) and is subject to the terms and conditions described in this Evidence of Award. The Option Right is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”).

2. When the Option Right Becomes Exercisable

Your Option Right becomes exercisable at a rate of  1/3rd of the total number of shares subject to purchase on each of the first three anniversaries of the Date of Grant, conditioned upon you continuously serving as our employee through those vesting dates. You will forfeit the unvested shares under your Option Right if your service with us ends for any reason, unless vesting accelerates as described in paragraph 3 below. These rules, and the post-termination exercise periods are described in Section 6 of this Evidence of Award below.

3. Acceleration of Vesting

Unvested shares under your Option Right may become vested before the time at which they would normally become vested by the passage of time — that is, the vesting may accelerate. Accelerated vesting occurs upon (1) your termination of service because of your death or Disability, or (2) under the conditions described in Section 13 of the Plan in connection with your termination without Cause following a Change in Control of Sprint Nextel.

4. Exercise of Option Right

To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. You exercise by delivering a written election under procedures established by the Treasurer of Sprint Nextel (including by approved electronic medium) and paying the Option Price. You may pay the Option Price by

•	check or by wire transfer of immediately available funds,

•	actual or constructive transfer of shares of Common Stock you have owned for at least six months having a Fair Market Value on the Exercise Date equal to the total Option Price,

Cowan Employment Agreement 12.29.2008	- 26 -

or by any combination of cash, shares of Common Stock and other consideration as the Committee may permit. To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker designated by the Treasurer of Sprint Nextel.

5. Expiration of Option Right

Unless terminated earlier in accordance with the terms of this Evidence of Award or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time, on the tenth Anniversary of the Grant Date (the “Expiration Date”). If the Expiration Date is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a “Non-Business Day”), then the Option Right granted herein will expire, unless earlier terminated in accordance with the terms of this Evidence of Award or the Plan, at 4:00 P.M., U.S. Eastern Time, on the first business day before the Expiration Date.

6. Effect of your Termination of Employment

If you cease to be an employee of Sprint Nextel for any reason, the effect on your Option Right is described below. In no event may your Option Right be exercised after the Expiration Date. If, after your involuntary termination, you receive salary continuation paid according to the payroll cycle (i.e., not in a lump sum), Termination Date for purpose of this table means the last day of your severance pay period.

Termination Event	Exercisable Options	Unexercisable Options
Resignation or involuntary termination (not for Cause)	May exercise up to 3 months after Termination Date	Expire on Termination Date

For Cause	Forfeited	Forfeited

Disability	May exercise up to 12 months after Termination Date	Vest on Termination Date; May exercise up to 12 months after Termination Date

Death	May exercise up to 12 months after Termination Date	Vest on Termination Date; May exercise up to 12 months after Termination Date

Cowan Employment Agreement 12.29.2008	- 27 -

Restricted Stock Units

7. Award of Restricted Stock Units

The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Award of 56,844 Restricted Stock Units (RSUs) under the terms of the Plan as of the Date of Grant. Each RSU represents the right for you to receive from us one share of Common Stock on the vesting date. In addition, each RSU gives you the right to dividend equivalents as described in paragraph 8 below. Your right to receive shares of Common Stock under the RSUs is a contractual right between you and us and does not give you a preferred claim to any particular assets or shares of Sprint Nextel.

8. Performance Adjustment

Subject to the discretion of the Human Capital and Compensation Committee, the number of RSUs in Section 7 above will be adjusted by multiplying that number by a payout percentage (from 0% to 200%) based on achievement of financial objectives relating to consolidated adjusted operating income before depreciation and amortization (OIBDA) margin during 2009 (excluding certain business segments) and cumulative free cash flow from operations during 2007 through 2009 (the “Performance Adjustment”). Cash dividends on the Common Stock, if any, underlying your vested RSUs will be paid to you as soon as practicable after the vesting date. These cash dividends will be calculated by first adjusting the RSUs by the Performance Adjustment and then applying the dividend rate for each quarterly dividend for which you held the RSUs, as adjusted, on each dividend record date.

9. Restriction Period

Your RSUs are subject to the restrictions and conditions in this Evidence of Award. Your RSUs vest 100 percent on the third anniversary of the Date of Grant, conditioned upon you continuously serving as our employee through that vesting date. However, vesting of your RSUs may accelerate as described in paragraph 11 below. RSUs that are subject to forfeiture on your termination of service as an employee are called “unvested RSUs,” and RSUs no longer subject to forfeiture or restrictions on transfer are called “vested RSUs.” The date on which the RSU becomes vested is its “vesting date.”

10. Forfeiture of RSUs

You will forfeit unvested RSUs if you terminate your service with Sprint Nextel for any reason (unless vesting of your RSUs accelerates under paragraph 11).

11. Acceleration of Vesting

Unvested RSUs may become vested RSUs before the time at which they would normally become vested by the passage of time — that is, the vesting of RSUs may accelerate. Accelerated vesting occurs upon (1) your Separation from Service because of your death or Disability, or (2) under the conditions described in Section 13 of the Plan in connection with a Change in Control of Sprint Nextel.

Cowan Employment Agreement 12.29.2008	- 28 -

Provisions Applicable to Option Right and RSUs

12. Transfer of your Option Right and RSUs and Designation of Beneficiaries

Your Option Right and RSUs represent a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate. Also upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

13. Plan Terms

All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. A copy of the Plan will be furnished upon request.

14. Adjustment

In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

15. Amendment

This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent.

16. Data Privacy

By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

17. Governing Law

This Evidence of Award will be governed by the laws of the State of Kansas.

Cowan Employment Agreement 12.29.2008	- 29 -

18. Severability.

The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

19. Entire Agreement

This Evidence of Award contains the entire understanding of the parties. This Evidence of Award may not be modified or amended except in writing duly signed by the parties, except that we may adopt a modification or amendment to the Evidence of Award that is not materially adverse to you. Any waiver or any right or failure to perform under this Evidence of Award must be in writing signed by the party granting the waiver and will not be deemed a waiver of any subsequent failure to perform.

Sprint Nextel Corporation

By:	/s/ Sandra J. Price

/s/ Keith O. Cowan
Keith Cowan

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

Cowan Employment Agreement 12.29.2008	- 30 -

Sign-On Awards – Exhibit B

Evidence of Award

Keith Cowan

Throughout this Evidence of Award we sometimes refer to Sprint Nextel Corporation and its subsidiaries as “we” or “us.”

Option Right

1. Award of Option Right

The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Option Right to purchase from us 315,657 shares of Series 1 common stock, par value $2.00 per share of Sprint Nextel (the “Common Stock”) at an Option Price of $21.48 per share. The Option Right is governed by the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”) and is subject to the terms and conditions described in this Evidence of Award. The Option Right is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”).

2. When the Option Right Becomes Exercisable

Your Option Right becomes exercisable at a rate of  1/3rd of the total number of shares subject to purchase on each of the first three anniversaries of the Date of Grant, conditioned upon you continuously serving as our employee through those vesting dates. You will forfeit the unvested shares under your Option Right if your service with us ends for any reason, unless vesting accelerates as described in paragraph 3 below. These rules, and the post-termination exercise periods are described in Section 6 of this Evidence of Award below.

3. Acceleration of Vesting

Unvested shares under your Option Right may become vested before the time at which they would normally become vested by the passage of time — that is, the vesting may accelerate. Accelerated vesting occurs upon (1) your termination of service because of your death or Disability, (2) your Termination Date (as defined in paragraph 6 below) if your employment is terminated by the Company without Cause or if you resign with Good Reason or (3) under the conditions described in Section 13 of the Plan in connection with your termination without Cause following a Change in Control of Sprint Nextel.

4. Exercise of Option Right

To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. You exercise by delivering a written election under procedures established by the Treasurer of Sprint Nextel (including by approved electronic medium) and paying the Option Price. You may pay the Option Price by

•	check or by wire transfer of immediately available funds,

•	actual or constructive transfer of shares of Common Stock you have owned for at least six months having a Fair Market Value on the Exercise Date equal to the total Option Price,

Cowan Employment Agreement 12.29.2008	- 31 -

or by any combination of cash, shares of Common Stock and other consideration as the Committee may permit. To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker designated by the Treasurer of Sprint Nextel.

5. Expiration of Option Right

Unless terminated earlier in accordance with the terms of this Evidence of Award or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time, on the tenth Anniversary of the Grant Date (the “Expiration Date”). If the Expiration Date is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a “Non-Business Day”), then the Option Right granted herein will expire, unless earlier terminated in accordance with the terms of this Evidence of Award or the Plan, at 4:00 P.M., U.S. Eastern Time, on the first business day before the Expiration Date.

6. Effect of your Termination of Employment

If you cease to be an employee of Sprint Nextel for any reason, the effect on your Option Right is described below. In no event may your Option Right be exercised after the Expiration Date. If, after your termination by the Company without Cause or your resignation with Good Reason, you receive salary continuation paid according to the payroll cycle (i.e., not in a lump sum), Termination Date for purpose of this table means the last day of your severance pay period.

Termination Event	Exercisable Options	Unexercisable Options
Resignation (not with Good Reason)	May exercise up to 3 months after Termination Date	Expire on Termination Date

Termination by the Company Without Cause or Resignation by Executive with Good Reason	May exercise up to 3 months after Termination Date	Vest on Termination Date; May exercise up to 3 months after Termination Date

For Cause	Forfeited	Forfeited

Disability	May exercise up to 12 months after Termination Date	Vest on Termination Date; May exercise up to 12 months after Termination Date

Death	May exercise up to 12 months after Termination Date	Vest on Termination Date; May exercise up to 12 months after Termination Date

Cowan Employment Agreement 12.29.2008	- 32 -

Restricted Stock Units

7. Award of Restricted Stock Units

The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Award of 113,688 Restricted Stock Units (RSUs) under the terms of the Plan as of the Date of Grant. Each RSU represents the right for you to receive from us one share of Common Stock on the vesting date. In addition, each RSU gives you the right to dividend equivalents as described in paragraph 11 below. Your right to receive shares of Common Stock under the RSUs is a contractual right between you and us and does not give you a preferred claim to any particular assets or shares of Sprint Nextel.

8. Restriction Period

Your RSUs are subject to the restrictions and conditions in this Evidence of Award. Your RSUs vest 100 percent on the third anniversary of the Date of Grant, conditioned upon you continuously serving as our employee through that vesting date. However, vesting of your RSUs may accelerate as described in paragraph 10 below. RSUs that are subject to forfeiture on your termination of service as an employee are called “unvested RSUs,” and RSUs no longer subject to forfeiture or restrictions on transfer are called “vested RSUs.” The date on which the RSU becomes vested is its “vesting date.”

9. Forfeiture of RSUs

You will forfeit unvested RSUs if you terminate your service with Sprint Nextel for any reason (unless vesting of your RSUs accelerates under paragraph 10).

10. Acceleration of Vesting

Unvested RSUs may become vested RSUs before the time at which they would normally become vested by the passage of time — that is, the vesting of RSUs may accelerate. Accelerated vesting occurs upon (1) your Separation from Service because of your death or Disability, (2) if your employment is terminated by the Company without Cause or if you resign with Good Reason and such termination constitutes a Separation from Service, the earlier to occur of (x) the end of the Payment Period or (y) the scheduled vesting date, or (3) under the conditions described in Section 13 of the Plan in connection with a Change in Control of Sprint Nextel.

11. Dividend Equivalents

If cash dividends are paid on the Common Stock underlying your RSUs, and you hold the RSUs on the dividend record date, you will receive on the dividend payment date a cash payment equal to the amount of the dividend paid on the underlying stock.

Cowan Employment Agreement 12.29.2008	- 33 -

Provisions Applicable to Option Right and RSUs

12. Transfer of your Option Right and RSUs and Designation of Beneficiaries

Your Option Right and RSUs represent a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate. Also upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

13. Plan Terms

All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. A copy of the Plan will be furnished upon request. “Cause”, “Good Reason”, and “Payment Period” have the meanings set forth in your Employment Agreement.

14. Adjustment

In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

15. Amendment

This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent.

16. Data Privacy

By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

17. Governing Law

This Evidence of Award will be governed by the laws of the State of Kansas.

Cowan Employment Agreement 12.29.2008	- 34 -

18. Severability

The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

19. Entire Agreement

This Evidence of Award contains the entire understanding of the parties. This Evidence of Award may not be modified or amended except in writing duly signed by the parties, except that we may adopt a modification or amendment to the Evidence of Award that is not materially adverse to you. Any waiver or any right or failure to perform under this Evidence of Award must be in writing signed by the party granting the waiver and will not be deemed a waiver of any subsequent failure to perform.

Sprint Nextel Corporation

By:	/s/ Sandra J. Price
Sandra J. Price

/s/ Keith O. Cowan
Keith O. Cowan

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

Cowan Employment Agreement 12.29.2008	- 35 -